Exhibit 3.1

ROSSMILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-6708 Website: www.nvsos.gov
Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140260724-68
Filing Date and Time 04/07/2014 11:00 AM
Entity Number E0622552007 -8
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Clean Coal Technologies, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III: The Corporation shall have the authority to issue a total of 45,000,000 shares of common stock having a par value of $0.00001 per share.

Effective as of as of the filing date of this amendment, each 35 shares of common stock, issued and outstanding or held by the Corporation, automatically and without any action on the part of the respective holders thereof, shall be converted and combined into one share of common stock.  No fractional shares shall be issued as a result thereof.  In lieu of issuing fractional shares, any fractional share resulting from the combination shall be rounded up to the nearest whole share of common stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 450,906,987 (53.3%)

4.  Effective date and time of filing: (optional)                               Date:         April 25, 2014              Time:         8:00 am ET
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment  regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause thisfiling to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 11-27-13